Exhibit 10.2
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     AMENDMENT (“Amendment”) made to the Employment Agreement dated as of the Effective Date (the “Employment Agreement”), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Stephen P. Holmes (the “Executive”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect.
     WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement in a manner intended to address Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, effective as of December 31, 2008, the Employment Agreement is hereby amended as follows:
     1. The last sentence of Section IV(e) of the Employment Agreement is hereby amended in its entirety as follows:
“Notwithstanding the foregoing, the Company may meet any of its foregoing obligations under the Post-Employment Plans by paying for, or providing for the payment of, such benefits directly to the Executive, which payment shall be made to the Executive the month following the month the benefit is provided, or through alternative plans or individual policies which are no less favorable in all material respects (with respect to both coverage and cost to the Executive) to the Post-Employment Plans.”
     2. Section V of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“The Company shall reimburse all taxable business expenses to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred.”
     3. Section VI of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“For purposes of this Section VI, any Base Salary earned but unpaid as of the date of such termination shall be paid in accordance with the terms set forth in Section IV(a), and any Annual Bonus earned but unpaid as of the date of such termination shall be paid in accordance with the terms set forth in Section IV(b).”
     4. Section VII(d) of the Employment Agreement is hereby amended in its entirety as follows:
“(d) Conditions to Payment and Acceleration. In the event of a termination under this Section VII, any Base Salary earned but unpaid as of the date of such termination shall be paid in accordance with Section IV(a), and any Annual Bonus earned but unpaid as of the date of such termination shall be paid in accordance with Section IV(d). All payments due to the Executive under Section VII(a)(i) shall be made to the Executive in a lump sum no later than the 60th day following the date of termination; provided, however, that such payment shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion. The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.”
     5. Section X of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding any other provision of this Agreement, all Gross-Up Payments under this Section X shall be made to the Executive no later than by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the applicable taxes.”
     6. The last sentence of Section XIV is hereby amended in its entirety as follows:
“Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of the Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive’s employment Without Cause as described herein, except, that, this payment shall only be made to the Executive if such succession constitutes a change in ownership or control under Code Section 409A (as defined below). For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.”

     7. The following new Section XIX is hereby added to the Employment Agreement:
“Section XIX
SECTION 409A OF THE CODE
(a) Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
(c) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d) Specified Employee. If the Executive is deemed on the date of termination of employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
     (i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and
     (ii) On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of death, (x) all payments delayed pursuant to this Section XIX shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section XIX shall be made to the Executive.
(e) Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.”
     8. The following new Section XX is hereby added to the Employment Agreement:
“Section XX
RABBI TRUST
(a) In the event the Executive is deemed to be a “specified employee” under Section XIX of the Employment Agreement, then with regard to any payment subject to Code Section 409A, payable upon Separation from Service, that is to be paid to the Executive no earlier than the expiration of the six-month period or the date the of the Executive’s death (the “Payment”), the Company shall deposit the Payment, to the extent permitted by Code Section 409A, in a Rabbi Trust on the date the Payment would have been made to the Executive, if at the time such Payment would have been made to the Executive, the Company maintains a plan or arrangement under which deferred compensation is deposited in a Rabbi Trust, which has been established prior to or on the date the Payment would have been made.
(b) The Company shall have the right to establish value measurement objectives with respect to the Payment and the Payment shall be subject to the deemed earnings and losses relating to such objectives.
(c) The Payment in the Rabbi Trust will at all times be considered the general assets of the Company subject to the Company’s general creditors.”
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 31st day of December 2008.

EXECUTIVE
/s/ Stephen P. Holmes
Stephen P. Holmes

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary R. Falvey
Mary R. Falvey, Executive Vice President